Sound Financial Bancorp, Inc. Q4 2022 Results
Seattle, WA, January 27, 2023 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $2.9 million for the quarter ended December 31, 2022, or $1.12 diluted earnings per share, as compared to net income of $2.5 million, or $0.97 diluted earnings per share, for the quarter ended September 30, 2022, and $1.9 million, or $0.70 diluted earnings per share, for the quarter ended December 31, 2021. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.17 per share, payable on February 23, 2023 to stockholders of record as of the close of business on February 9, 2023.

Comments from the President and Chief Executive Officer
“Despite the continual increase in interest rates, and significant economic uncertainty, we sustained our loan origination efforts and posted our eighth consecutive quarter of loan growth,” remarked Ms. Stewart, President and Chief Executive Officer. "Organic funding via deposits remains very competitive but we continue our emphasis on the development of full relationships and generation of business and consumer deposits," concluded Stewart.

Q4 2022 Financial Performance
Total assets decreased $5.9 million or 0.6% to $976.4 million at December 31, 2022, from $982.2 million at September 30, 2022, and increased $56.7 million or 6.2% from $919.7 million at December 31, 2021.

Net interest income increased $91 thousand or 0.9% to $9.7 million for the quarter ended December 31, 2022, from $9.6 million for the quarter ended September 30, 2022, and increased $2.0 million or 25.6% from $7.7 million for the quarter ended December 31, 2021.

Net interest margin ("NIM"), annualized, was 4.05% for the quarter ended December 31, 2022, compared to 4.13% for the quarter ended September 30, 2022 and 3.53% for the quarter ended December 31, 2021.

Loans held-for-portfolio increased $14.5 million or 1.7% to $866.0 million at December 31, 2022, compared to $851.4 million at September 30, 2022, and increased $179.6 million or 26.2% from $686.4 million at December 31, 2021.

A $125 thousand provision for loan losses was recorded for the quarter ended December 31, 2022, compared to a $375 thousand provision for loan losses for the quarter ended September 30, 2022 and no provision for loan losses for the quarter ended December 31, 2021. At December 31, 2022, the allowance for loan losses to total nonperforming loans and to total loans was 256.84% and 0.88%, respectively.

Total deposits decreased $6.6 million or 0.8% to $808.8 million at December 31, 2022, from $815.4 million at September 30, 2022, and increased $10.4 million or 1.3% from $798.3 million at December 31, 2021. Noninterest-bearing deposits decreased $19.1 million or 9.9% to $173.2 million at December 31, 2022 compared to $192.3 million at September 30, 2022, and decreased $17.3 million or 9.1% compared to $190.5 million at December 31, 2021.

Net gain on sale of loans was $49 thousand for the quarter ended December 31, 2022, compared to $48 thousand for the quarter ended September 30, 2022 and $507 thousand for the quarter ended December 31, 2021.

Our loan-to-deposit ratio was 107% at December 31, 2022, compared to 105% at September 30, 2022 and 86% at December 31, 2021.
The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at December 31, 2022.
Total nonperforming loans increased $473 thousand or 19.0% to $3.0 million at December 31, 2022, from $2.5 million at September 30, 2022, and decreased $2.6 million or 46.7% from $5.6 million at December 31, 2021.

Operating Results

Net interest income increased $91 thousand, or 0.9%, to $9.7 million for the quarter ended December 31, 2022, compared to $9.6 million for the quarter ended September 30, 2022, and increased $2.0 million, or 25.6%, from $7.7 million for the quarter ended December 31, 2021. The increase in the current quarter, compared to the prior quarter and the fourth quarter of 2021 were primarily the result of a higher average balance of and yield earned on average interest-earning assets, partially offset by a higher average balance of and rate paid on average interest-bearing liabilities.
Interest income increased $1.0 million, or 9.7%, to $11.8 million for the quarter ended December 31, 2022, compared to $10.8 million for the quarter ended September 30, 2022, and increased $3.5 million, or 41.4%, from $8.4 million for the quarter ended December 31, 2021. The increase from the prior quarter was primarily due to higher average loan balances, an 18 basis point rate increase in the average yield on loans and a 131 basis point rate increase in the average yield on investments and interest-bearing cash following increases in the targeted federal funds rate throughout 2022, partially offset by lower average balances of investments and interest-bearing cash. The increase in interest income from the same quarter last year was due primarily to higher average loan balances, a 37 basis point increase in the average loan yield and a 305 basis point increase in average yield on investments and interest-bearing cash, partially offset by a lower average balance of investments and interest-bearing cash.
Interest income on loans increased $751 thousand, or 7.3%, to $11.1 million for the quarter ended December 31, 2022, compared to $10.3 million for the quarter ended September 30, 2022, and increased $2.8 million, or 34.5%, from $8.2 million for the quarter ended December 31, 2021. The average balance of total loans was $861.4 million for the quarter ended December 31, 2022, compared to $833.2 million for the quarter ended September 30, 2022 and $690.7 million for the quarter ended December 31, 2021. The average yield on total loans was 5.10% for the quarter ended December 31, 2022, compared to 4.92% for the quarter ended September 30, 2022 and 4.73% for the quarter ended December 31, 2021. The increase in the average loan yield during the current quarter compared to the prior quarter and fourth quarter of 2021 was primarily due to variable rate loans adjusting to higher market interest rates and new loan originations at higher interest rates. Interest income on investments and interest-bearing cash increased $292 thousand to $741 thousand for the quarter ended December 31, 2022, compared to $449 thousand for the quarter ended September 30, 2022, and increased $620 thousand from $121 thousand for the quarter ended December 31, 2021, due to a higher average yield on investments and interest-bearing cash, partially offset by a lower average balance as excess cash liquidity was deployed into higher yielding loans during the current quarter.
Interest expense increased $952 thousand, or 80.7%, to $2.1 million for the quarter ended December 31, 2022, from $1.2 million for the quarter ended September 30, 2022, and increased $1.5 million, or 231.4%, from $643 thousand for the quarter ended December 31, 2021. The increase in interest expense during the current quarter from the prior quarter was primarily the result of a $12.9 million increase in the average balance of borrowings, comprised of Federal Home Loan Bank ("FHLB") advances, and a $55.7 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing deposits, partially offset by a $36.9 million decrease in the average balance of interest-bearing deposits other than certificate accounts. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $59.3 million increase in the average balance of borrowings and a $75.3 million increase in the average balance of certificate accounts, as well as higher average rates paid on all interest-bearing deposits, partially offset by a $52.6 million decrease in the average balance of interest-bearing deposits other than certificate accounts. The average cost of total borrowings, comprised of FHLB advances and subordinated notes, increased to 4.20% for the quarter ended December 31, 2022, from 3.06% for the quarter ended September 30, 2022, and decreased from 5.73% for the quarter ended December 31, 2021, reflecting the increased use of lower cost FHLB advances during the second half of 2022 to supplement our liquidity needs. The average balance of our total borrowings increased $12.9 million to $71.0 million from $58.1 million for the quarter ended September 30, 2022, and increased $59.4 million from $11.6 million for the quarter ended December 31, 2021 as we used FHLB advances to fund loan growth.
Net interest margin (annualized) was 4.05% for the quarter ended December 31, 2022, compared to 4.13% for the quarter ended September 30, 2022 and 3.53% for the quarter ended December 31, 2021. The decrease in net interest margin from the prior quarter was primarily due to cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of borrowings and certificate accounts, partially offset by the increase in the average balance of loans. The increase from the same quarter a year ago was the result of an increase in interest income on interest-earning assets, driven by the higher average balance of and yield earned on loans, partially offset by an increase in the cost of funding during the second half of 2022.

The Company recorded a provision for loan losses of $125 thousand for the quarter ended December 31, 2022, as compared to $375 thousand for the quarter ended September 30, 2022 and no provision for the quarter ended December 31, 2021. The decrease in the provision for loan losses for the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022 resulted primarily from the lower growth in our loans held-for-portfolio. The provision for loan losses in the fourth quarter of 2022 also reflects the inherent uncertainty related to the economic environment as a result of local, national and global events.
Noninterest income remained essentially unchanged at $1.0 million for the quarters ended December 31, 2022 and September 30, 2022, and decreased $465 thousand, or 31.4%, from $1.5 million for the quarter ended December 31, 2021. The decrease in noninterest income from the comparable period in 2021 was primarily due to a $458 thousand decrease in net gain on sale of loans as a result of a decline in both the amount of loans originated for sale and gross margins for loans sold and a $13 thousand decrease in the fair value adjustment on mortgage servicing rights, partially offset by a $40 thousand increase in earnings on the cash surrender value of bank-owned life insurance (“BOLI”). Loans sold during the quarter ended December 31, 2022, totaled $3.5 million, compared to $2.3 million and $19.1 million during the quarters ended September 30, 2022 and December 31, 2021, respectively.

Noninterest expense increased $82 thousand, or 1.2%, to $7.1 million for the quarter ended December 31, 2022, compared to $7.0 million for the quarter ended September 30, 2022 and increased $190 thousand, or 2.7%, from $6.9 million for the quarter ended December 31, 2021. The increase from the quarter ended September 30, 2022 was primarily a result of an increase in salaries and benefits expense of $190 thousand resulting from lower deferred compensation and higher medical expenses, partially offset by a decrease in incentive compensation expense as a result of lower loan and deposit growth. Operations expense decreased $92 thousand primarily due to decreases in various expenses including marketing expenses and charitable contributions, insurance costs, and office expenses, partially offset by an increase in audit and professional fees. The increase in noninterest expense compared to the quarter ended December 31, 2021 was primarily due to an increase in salaries and benefits of $448 thousand primarily due to higher wages and medical expenses and lower deferred compensation, partially offset by a decrease in incentive compensation as a result of a lower percentage earned on loans originated, changes to incentive compensation programs, such as the addition of non-production performance requirements, and lower commission expense related to a decline in mortgage originations. Operations expense decreased $243 thousand compared to the quarter ended December 31, 2021 due to lower loan origination costs due to lower mortgage origination volume, a lower reserve for unfunded commitments and decreases in various accounts including marketing, charitable contributions and professional fees. These decreases were partially offset by increases in various accounts including travel expenses, debit card processing, audit fees, fixed assets and office expenses.
The efficiency ratio for the quarter ended December 31, 2022 was 66.49%, compared to 66.23% for the quarter ended September 30, 2022 and 75.31% for the quarter ended December 31, 2021. The improvement in the efficiency ratio for the current quarter compared to the same period in the prior year was primarily due to higher net interest income, partially offset by higher noninterest expense and lower noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

Assets at December 31, 2022 totaled $976.4 million, compared to $982.2 million at September 30, 2022 and $919.7 million at December 31, 2021. The decrease in total assets from the sequential quarter was primarily due to a decrease in cash and cash equivalents as a result of a decrease in deposits and to repay borrowings. The increase from one year ago was primarily a result of increases in loans held-for-portfolio and investment securities, partially offset by lower balances in cash and cash equivalents.
Cash and cash equivalents decreased $18.2 million, or 24.0%, to $57.8 million at December 31, 2022, compared to $76.1 million at September 30, 2022, and decreased $125.8 million, or 68.5%, from $183.6 million at December 31, 2021. The decrease from the prior quarter-end was primarily due to the deployment of excess liquidity into higher yielding loans. The decrease from one year ago was primarily due to deploying cash earning a nominal yield into higher interest-earning loans and investments securities, partially offset by an increase in deposits, primarily certificate accounts.
Investment securities decreased $197 thousand, or 1.6%, to $12.4 million at December 31, 2022, compared to $12.6 million at September 30, 2022, and increased $4.0 million, or 47.4%, from $8.4 million at December 31, 2021. Held-to-maturity securities totaled $2.2 million at both December 31, 2022 and September 30, 2022, compared to zero at December 31, 2021. Available-for-sale securities totaled $10.2 million at December 31, 2022, compared to $10.4 million at September 30, 2022, and $8.4 million at December 31, 2021. The decrease in available-for-sale securities from the prior quarter-end was primarily due to the call of a municipal bond for $260 thousand and regularly scheduled payments, partially offset by a lower net unrealized losses resulting from an increase in market values during the quarter. The increase from one year ago was primarily due to investment purchases during the year, partially offset by the call of one municipal bond, regularly scheduled payments and maturities, and net unrealized losses resulting from the increases in market interest rates during the year.
Loans held-for-portfolio increased to $866.0 million at December 31, 2022, compared to $851.4 million at September 30, 2022 and increased from $686.4 million at December 31, 2021. The increase in loans held-for-portfolio at December 31, 2022, compared to the prior quarter-end, primarily resulted from increases in residential, construction and land, and consumer loans, partially offset by a decline in commercial real estate and multifamily loans. The increase in loans held-for-portfolio at December 31, 2022, compared to one year ago, primarily resulted from increases across all loan categories, excluding commercial business loans which decreased between the periods primarily due to SBA loan forgiveness payments on Paycheck Protection Program loans. The increase in loans held-for-portfolio primarily resulted from focused marketing campaigns, increased utilization of digital marketing tools and the addition of experienced lending staff.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets, increased $473 thousand, or 15.0%, to $3.6 million at December 31, 2022, from $3.1 million at September 30, 2022 and decreased $2.6 million, or 41.7% from $6.2 million at December 31, 2021. The increase in nonperforming assets from the prior quarter-end was primarily due to the addition of four nonaccrual loans during the current quarter, including two one-to-four family loans, one home equity loan and one land loan. The decrease from one year ago was primarily due to the payoff of a $2.3 million nonperforming multifamily loan during 2022. Loans classified as TDRs totaled $2.0 million, $2.0 million and $2.6 million at December 31, 2022, September 30, 2022 and December 31, 2021, respectively, of which $103 thousand, $108 thousand and $422 thousand, respectively, were classified as nonperforming at those dates.
NPAs to total assets were 0.37%, 0.32% and 0.68% at December 31, 2022, September 30, 2022 and December 31, 2021, respectively. The allowance for loan losses to total loans outstanding was 0.88%, 0.88% and 0.92% at December 31, 2022, September 30, 2022 and December 31, 2021, respectively. Net loan charge-offs for the fourth quarter of 2022 totaled $15 thousand, compared to $3 thousand for the third quarter of 2022, and $21 thousand for the fourth quarter of 2021.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Nonperforming Loans:
One-to-four family	$2,135	$1,960	$1,670	$1,676	$2,207
Home equity loans	142	133	152	155	140
Commercial and multifamily	—	—	2,307	2,336	2,380
Construction and land	324	29	30	31	33
Manufactured homes	96	99	117	135	122
Floating homes	—	—	—	—	493
Commercial business	—	—	—	170	176
Other consumer	262	265	233	244	—
Total nonperforming loans	2,959	2,486	4,509	4,747	5,552
OREO and Other Repossessed Assets:
One-to-four family	84	84	84	84	84
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	659	659	659	659	659
Total nonperforming assets	$3,618	$3,145	$5,168	$5,406	$6,211

Nonperforming Loans:
One-to-four family	59.0%	62.3%	32.3%	31.0%	35.5%
Home equity loans	3.9	4.2	2.9	2.9	2.3
Commercial and multifamily	—	—	44.7	43.2	38.3
Construction and land	9.0	0.9	0.6	0.6	0.5
Manufactured homes	2.7	3.2	2.3	2.5	2.0
Floating homes	—	—	—	—	7.9
Commercial business	—	—	—	3.1	2.8
Other consumer	7.2	8.4	4.5	4.5	—
Total nonperforming loans	81.8	79.0	87.3	87.8	89.3
OREO and Other Repossessed Assets:
One-to-four family	2.3	2.7	1.6	1.6	1.4
Commercial and multifamily	15.9	18.3	11.1	10.6	9.3
Total OREO and repossessed assets	18.2	21.0	12.7	12.2	10.7
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses for the periods indicated (dollars in thousands, unaudited):

	For the Quarter Ended:
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Allowance for Loan Losses
Balance at beginning of period	$7,489	$7,117	$6,407	$6,306	$6,327
Provision for loan losses during the period	125	375	600	125	—
Net (charge-offs)/recoveries during the period	(15)	(3)	110	(24)	(21)
Balance at end of period	$7,599	$7,489	$7,117	$6,407	$6,306
Allowance for loan losses to total loans	0.88%	0.88%	0.88%	0.90%	0.92%
Allowance for loan losses to total nonperforming loans	256.81%	301.25%	157.84%	134.97%	113.58%

Deposits decreased $6.6 million, or 0.8%, to $808.8 million at December 31, 2022, from $815.4 million at September 30, 2022 and increased $10.4 million, or 1.3%, from $798.3 million at December 31, 2021. The decrease in deposits compared to the prior quarter-end was primarily a result of lower balances in all deposit products, excluding certificate accounts, largely driven by seasonal declines in escrow accounts and year end distributions in business accounts. The increase in our deposits compared to one year ago was a result of an increase in certificate accounts, which was primarily used to fund organic loan growth in 2022. Our noninterest-bearing deposits decreased $19.1 million, or 9.9% to $173.2 million at December 31, 2022, compared to $192.3 million at September 30, 2022 and decreased $17.3 million, or 9.1% from $190.5 million at December 31, 2021. Noninterest-bearing deposits represented 21.4%, 23.6% and 23.9% of total deposits at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
There were $43.0 million of outstanding FHLB advances at December 31, 2022, as compared to $44.5 million at September 30, 2022 and none at December 31, 2021. During 2022, FHLB advances were primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. Subordinated notes, net totaled $11.7 million at each of December 31, 2022, September 30, 2022 and December 31, 2021.
Stockholders’ equity totaled $97.7 million at December 31, 2022, an increase of $2.7 million, or 2.9%, from $95.0 million at September 30, 2022, and an increase of $4.3 million, or 4.7%, from $93.4 million at December 31, 2021. The increase in stockholders’ equity from September 30, 2022 was primarily the result of $2.9 million of net income earned during the current quarter, a $148 thousand decrease in accumulated other comprehensive loss, net of tax, and $28 thousand in proceeds from exercises of stock options, partially offset by the payment of $441 thousand in dividends to Company stockholders .

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as supply chain disruptions and any governmental or societal responses to new COVID-19 variants; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Interest income	$11,819	$10,776	$8,986	$8,213	$8,359
Interest expense	2,131	1,179	594	595	643
Net interest income	9,688	9,597	8,392	7,618	7,716
Provision for loan losses	125	375	600	125	—
Net interest income after provision for loan losses	9,563	9,222	7,792	7,493	7,716
Noninterest income:
Service charges and fee income	618	604	596	549	632
(Earnings) loss on cash surrender value of bank-owned life insurance	175	59	(35)	21	135
Mortgage servicing income	303	306	313	320	323
Fair value adjustment on mortgage servicing rights	(127)	9	57	268	(114)
Net gain on sale of loans	49	48	84	365	507
Total noninterest income	1,018	1,026	1,015	1,523	1,483
Noninterest expense:
Salaries and benefits	4,234	4,044	3,969	4,167	3,786
Operations	1,489	1,581	1,428	1,314	1,732
Regulatory assessments	136	116	99	101	96
Occupancy	418	447	439	432	451
Data processing	841	848	849	821	863
Total noninterest expense	7,118	7,036	6,784	6,835	6,928
Income before provision for income taxes	3,463	3,212	2,023	2,181	2,271
Provision for income taxes	539	666	409	458	407
Net income	$2,924	$2,546	$1,614	$1,723	$1,864

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Year Ended December 31
	2022	2021
Interest income	$39,795	$33,874
Interest expense	4,500	3,954
Net interest income	35,295	29,920
Provision for loan losses	1,225	425
Net interest income after provision for loan losses	34,070	29,495
Noninterest income:
Service charges and fee income	2,368	2,247
Earnings on cash surrender value of bank-owned life insurance	219	416
Mortgage servicing income	1,242	1,284
Fair value adjustment on mortgage servicing rights	207	(808)
Net gain on sale of loans	546	4,190
Total noninterest income	4,582	7,329
Noninterest expense:
Salaries and benefits	16,415	14,257
Operations	5,812	5,765
Regulatory assessments	452	379
Occupancy	1,737	1,748
Data processing	3,360	3,263
Net gain on OREO and repossessed assets	—	(16)
Total noninterest expense	27,776	25,396
Income before provision for income taxes	10,876	11,428
Provision for income taxes	2,072	2,272
Net income	$8,804	$9,156

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$57,836	$76,064	$80,051	$197,091	$183,590
Available-for-sale securities, at fair value	10,207	10,396	9,382	10,223	8,419
Held-to-maturity securities, at amortized cost	2,199	2,207	2,215	2,223	—
Loans held-for-sale	—	1,908	100	1,297	3,094
Loans held-for-portfolio	865,981	851,447	806,078	709,485	686,398
Allowance for loan losses	(7,599)	(7,489)	(7,117)	(6,407)	(6,306)
Total loans held-for-portfolio, net	858,382	843,958	798,961	703,078	680,092
Accrued interest receivable	3,083	2,809	2,350	2,117	2,217
Bank-owned life insurance, net	21,314	21,140	21,081	21,116	21,095
Other real estate owned ("OREO") and other repossessed assets, net	659	659	659	659	659
Mortgage servicing rights, at fair value	4,687	4,787	4,754	4,668	4,273
Federal Home Loan Bank ("FHLB") stock, at cost	2,832	2,897	2,317	1,117	1,046
Premises and equipment, net	5,513	5,505	5,632	5,730	5,819
Right-of-use assets	5,102	5,319	5,548	5,777	5,811
Other assets	4,537	4,597	3,954	3,758	3,576
TOTAL ASSETS	$976,351	$982,246	$937,004	$958,854	$919,691
LIABILITIES
Interest-bearing deposits	$635,567	$623,122	$599,377	$627,323	$607,854
Noninterest-bearing deposits	173,196	192,275	186,609	208,768	190,466
Total deposits	808,763	815,397	785,986	836,091	798,320
Borrowings	43,000	44,500	30,000	—	—
Accrued interest payable	395	109	194	38	200
Lease liabilities	5,448	5,749	5,980	6,211	6,242
Other liabilities	8,318	8,071	9,210	9,169	8,571
Advance payments from borrowers for taxes and insurance	1,046	1,799	922	1,851	1,366
Subordinated notes, net	11,676	11,665	11,655	11,644	11,634
TOTAL LIABILITIES	878,646	887,290	843,947	865,004	826,333
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	26	26
Additional paid-in capital	28,004	27,886	27,777	28,154	27,956
Retained earnings	70,792	68,309	66,203	66,139	65,237
Accumulated other comprehensive (loss) income, net of tax	(1,117)	(1,265)	(949)	(469)	139
TOTAL STOCKHOLDERS' EQUITY	97,705	94,956	93,057	93,850	93,358
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$976,351	$982,246	$937,004	$958,854	$919,691

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Annualized return on average assets	1.16%	1.04%	0.70%	0.75%	0.81%
Annualized return on average equity	11.94	10.61	6.86	7.39	7.90
Annualized net interest margin(1)	4.05	4.13	3.83	3.49	3.53
Annualized efficiency ratio(2)	66.49%	66.23%	72.12%	74.77%	75.31%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Basic earnings per share	$1.13	$0.99	$0.62	$0.66	$0.72
Diluted earnings per share	$1.12	$0.97	$0.61	$0.65	$0.70
Weighted-average basic shares outstanding	2,565,407	2,562,551	2,584,179	2,602,168	2,586,570
Weighted-average diluted shares outstanding	2,600,905	2,597,690	2,615,299	2,640,359	2,631,721
Common shares outstanding at period-end	2,583,619	2,581,949	2,578,595	2,621,531	2,613,768
Book value per share	$37.82	$36.78	$36.09	$35.80	$35.72

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$861,371	$11,078	5.10%	$833,195	$10,327	4.92%	$690,680	$8,238	4.73%
Investments and interest-bearing cash	88,503	741	3.32%	88,812	449	2.01%	176,942	121	0.27%
Total interest-earning assets	$949,874	$11,819	4.94%	$922,007	$10,776	4.64%	$867,622	$8,359	3.82%
Interest-Bearing Liabilities:
Savings and money market accounts	$174,410	$88	0.20%	$188,276	$63	0.13%	$183,730	$36	0.08%
Demand and NOW accounts	267,043	280	0.42%	290,106	164	0.22%	310,352	126	0.16%
Certificate accounts	186,277	1,011	2.15%	130,541	503	1.53%	110,985	313	1.12%
Subordinated notes	11,669	168	5.71%	11,658	168	5.72%	11,627	168	5.73%
Borrowings	59,348	584	3.90%	46,462	281	2.40%	2	—	—%
Total interest-bearing liabilities	$698,747	2,131	1.21%	$667,043	1,179	0.70%	$616,696	643	0.41%
Net interest income/spread		$9,688	3.73%		$9,597	3.94%		$7,716	3.41%
Net interest margin			4.05%			4.13%			3.53%

Ratio of interest-earning assets to interest-bearing liabilities	136%			138%			141%
Noninterest-bearing deposits	$183,800			$189,379			$190,551
Total deposits	811,530	$1,379	0.67%	798,302	$730	0.36%	795,618	$475	0.24%
Total funding (1)	882,547	2,131	0.96%	856,422	1,179	0.55%	807,247	643	0.32%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Year Ended
	December 31, 2022			December 31, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$783,372	$38,177	4.87%	$650,045	$33,389	5.14%
Investments and interest-bearing cash	124,331	1,618	1.30%	221,577	485	0.22%
Total interest-earning assets	$907,703	$39,795	4.38%	$871,622	$33,874	3.89%
Interest-Bearing Liabilities:
Savings and money market accounts	$188,478	$211	0.11%	$171,406	$180	0.11%
Demand and NOW accounts	295,919	690	0.23%	289,096	611	0.21%
Certificate accounts	129,011	2,049	1.59%	158,649	2,491	1.57%
Subordinated notes	11,653	672	5.77%	11,611	672	5.79%
Borrowings	27,273	878	3.22%	1	—	—%
Total interest-bearing liabilities	$652,334	4,500	0.69%	$630,763	3,954	0.63%
Net interest income/spread		$35,295	3.69%		$29,920	3.26%
Net interest margin			3.89%			3.43%

Ratio of interest-earning assets to interest-bearing liabilities	139%			138%
Noninterest-bearing deposits	$190,113			$178,535
Total deposits	803,521	$2,950	0.37%	797,686	$3,282	0.41%
Total funding (1)	842,447	4,500	0.53%	809,298	3,954	0.49%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Real estate loans:
One-to-four family	$274,638	$270,009	$250,295	$221,832	$207,660
Home equity	19,548	17,642	16,374	13,798	13,250
Commercial and multifamily	313,358	315,677	307,462	279,892	278,175
Construction and land	116,878	112,980	101,394	70,402	63,105
Total real estate loans	724,422	716,308	675,525	585,924	562,190
Consumer Loans:
Manufactured homes	26,953	25,375	23,264	22,179	21,636
Floating homes	74,443	69,968	66,573	59,784	59,268
Other consumer	17,923	17,565	18,076	18,370	16,748
Total consumer loans	119,319	112,908	107,913	100,333	97,652
Commercial business loans	23,815	23,986	24,302	24,452	28,026
Total loans	867,556	853,202	807,740	710,709	687,868
Less:
Premiums	973	984	1,010	788	897
Deferred fees, net	(2,548)	(2,739)	(2,672)	(2,012)	(2,367)
Allowance for loan losses	(7,599)	(7,489)	(7,117)	(6,407)	(6,306)
Total loans held for portfolio, net	$858,382	$843,958	$798,961	$703,078	$680,092

DEPOSITS
(Dollars in thousands, unaudited)

	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Noninterest-bearing	$173,196	$192,275	$186,609	$208,768	$190,466
Interest-bearing	254,982	284,267	312,439	333,449	307,061
Savings	95,641	99,602	103,311	106,217	103,401
Money market	74,639	84,692	87,672	89,164	91,670
Certificates	210,305	154,561	95,955	98,493	105,722
Total deposits	$808,763	$815,397	$785,986	$836,091	$798,320

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Nonaccrual loans	$2,855	$2,378	$4,381	$4,474	$5,130
Nonperforming TDRs	103	108	128	273	422
Total nonperforming loans	2,959	2,486	4,509	4,747	5,552
OREO and other repossessed assets	659	659	659	659	659
Total nonperforming assets	$3,618	$3,145	$5,168	$5,406	$6,211
Performing TDRs	1,885	1,912	1,866	2,072	2,174
Net (charge-offs) recoveries during the quarter	(15)	(3)	110	(24)	(21)
Provision for loan losses during the quarter	125	375	600	125	—
Allowance for loan losses	7,599	7,489	7,117	6,407	6,306
Allowance for loan losses to total loans	0.88%	0.88%	0.88%	0.90%	0.92%
Allowance for loan losses to total nonperforming loans	256.84%	301.24%	157.84%	134.96%	113.58%
Nonperforming loans to total loans	0.34%	0.29%	0.56%	0.67%	0.81%
Nonperforming assets to total assets	0.37%	0.32%	0.55%	0.56%	0.68%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Total loans to total deposits	107.27%	104.64%	102.77%	85.00%	86.16%
Noninterest-bearing deposits to total deposits	21.41%	23.58%	23.74%	24.97%	23.86%

Average total assets for the quarter	$996,042	$969,254	$920,984	$931,094	$916,261
Average total equity for the quarter	$97,119	$95,244	$94,397	$94,497	$93,569

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495